Exhibit 99.1
MAJESCO ENTERTAINMENT COMPANY MOURNS THE LOSS OF BOARD MEMBER MARK STEWART
EDISON, N.J. — September 28, 2009 — Majesco Entertainment Company (NASDAQ: COOL) (the “Company”), an innovative provider of video games for the mass market, is deeply saddened to announce that Mark Stewart passed away on September 21, 2009. Mr. Stewart served on Majesco’s Board of Directors since January 17, 2007. He was a Member of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.
Mr. Stewart worked as CEO, CFO, and held executive positions for many major corporations including, Kodak Polychrome Graphics, Eastman Kodak, Qualex, Paramount Communications, CBS, General Mills, and Pepsico. In addition to Majesco, he recently held directorships at Blue Man Productions and The Maritime Aquarium in Norwalk, CT.
“Mark was an active and valued member of Majesco’s Board of Directors and his vision, contributions, and good spirit will be missed. On behalf of Majesco, I would like to extend our sympathies to the entire Stewart family. He was an inspiration to all of us and we are saddened by his passing,” said Allan Grafman, Chairman of the Board of Majesco Entertainment.
“Majesco has lost a great friend and advisor. We were truly fortunate to have been able to draw on Mark’s wisdom, business experience and insight. Mark will be deeply missed by those of us who were fortunate enough to know him. We wish to extend our deepest condolences to Mark’s family,” said Jesse Sutton, Chief Executive Officer of Majesco.
About Majesco Entertainment Company
Majesco Entertainment Company is a provider of video games for the mass market. Building on more than 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on leading console and portable systems. Product highlights include Cooking MamaTM and Cake Mania®2 for Nintendo DSTM, and Cooking Mama World Kitchen and Jillian Michaels’ Fitness Ultimatum 2009 for WiiTM. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com. @Majesco is on twitter or at www.twitter.com/majesco.

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For more information, please contact:

John Gross	Mike Smargiassi/Denise Roche
Chief Financial Officer	Brainerd Communicators, Inc.
Majesco Entertainment Company	212-986-6667
732-225-8910